CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 7 to Registration Statement No. 333-194043 on Form N-4 of our report dated April 7, 2017, relating to the financial statements and financial highlights of the Variable Annuity-1 Series Account (the “Series Account”) of Great-West Life & Annuity Insurance Company (the “Company” or “GWLA”) and of our report dated March 1, 2017 on the consolidated financial statements of the Company and subsidiaries for the year ended December 31, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
October 25, 2017